Exhibit 99.1
WESTWOOD ONE FOUNDER, NORMAN PATTIZ,
RETIRES FROM THE BOARD, BECOMES CHAIRMAN EMERITUS.
MARK STONE BECOMES CHAIRMAN OF THE BOARD.
New York, NY — August 30, 2010 — Westwood One (NASDAQ: WWON) announced today that Norman J. Pattiz, the Company’s founder, is retiring from the Board as Chairman Emeritus, and has signed a new contract as a Consultant to the Company. He will be succeeded as Chairman by Mark Stone, Senior Managing Director of the Gores Group. In his consulting role, Pattiz will work closely with Stone and the Company’s senior management.
“As Chairman, my mandate is to drive customer-oriented initiatives that will further strengthen Westwood One’s leading market position,” said Stone. “We are fortunate to have Norm’s continuing expertise as we build the Company’s future.”
“I’ve been sitting in the same seat for over 30 years, and will continue to do so as a Consultant to the Company,” said Pattiz. “I am, however, relinquishing my seat at the Board table. This allows me to play an active role at the Company I founded, working with people that I admire and respect, while continuing the other activities that are very important to me.” Pattiz serves as Chairman of the Department of Energy’s Los Alamos and Laurence Livermore National Security Laboratories, and as a Regent of the University of California.
In 2009, Pattiz was inducted into the National Radio Hall of Fame, and received a “Giants of Broadcasting” Award from the Library of American Broadcasting.
“Norm’s programming experience, extensive contacts, and customer focused insights are extremely valuable to the Company, and I look forward to continuing our partnership,” said Company President, Rod Sherwood.
About Westwood One
Westwood One (NASDAQ: WWON) is one of the nation’s largest providers of network radio programming and one of the largest domestic providers of traffic information in the U.S. Westwood One serves more than 5,000 radio and 165 TV stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Traffic business, Westwood One provides traffic reporting and local news, sports and weather to more than 2,250 radio and TV stations. Westwood One also provides digital and other cross-platform delivery of its Network Radio and Metro Traffic content to over 700 radio, television and newspaper affiliates.
###
Press Contact:
Chris Miller
Westwood One
917-533-7224
Chris_Miller@Westwoodone.com